Exhiibt 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of September 6, 2025 by and between C2 Live Inc., a corporation incorporated under the laws of Ontario and wholly-owned by C2 Capital Group, Inc., a Nevada corporation (together, the “Company”) and Lamont Wilcott, an individual residing in Whitby, Ontario, Canada. (the “Executive”). As used herein, the “Effective Date” of this Agreement shall mean the date of commencement of trading of the Company’s Common Stock on a national securities exchange.

W I T N E S S E T H:

WHEREAS, the Executive will be employed by C2 Live Inc. in Canada, and concurrently serve as an executive officer of C2 Capital Group, Inc. (the “Parent”);

WHEREAS, the Executive desires to be employed by C2 Live Inc and C2 Capital Group Inc, as Chief Executive Officer and the Company wishes to employ the Executive in such capacity; and

WHEREAS, since Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the filing of certain beneficial ownership reports by certain officers who perform a policy- making function, Executive shall become obligated to file reports of beneficial ownership pursuant to Section 16(a) of the Exchange Act of Company on and following the Effective Date; and it is further

NOW, THEREFORE, in consideration of the foregoing and their respective covenants and agreements contained in this document, the Company and the Executive hereby agree as follows:

1.	Employment and Duties. The Company agrees to employ the Executive as Chief Executive Officer of C2 Live Inc, and the Executive shall also serve as Chief Executive Officer of the Parent. The Executive shall report to the Board of Directors of the Parent The duties and responsibilities of the Executive shall include the duties and responsibilities as the Parent’s Board of Directors (“Board”) may from time to time assign to the Executive and reasonably commensurate with those duties and responsibilities normally associated with and appropriate for someone in the position of Chief Executive Officer. As used herein, “Board” and “Compensation Committee” shall include the Board of Directors and Compensation Committee of the Parent, which shall be required to approve and authorize all actions of the Board and Compensation Committees of the Parent, as defined herein

The Executive shall devote all of his business time and efforts to the performance of his duties under this Agreement and shall be subject to, and shall comply with the Company’s policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time.

Notwithstanding the foregoing, the Executive shall be entitled to (i) serve as a member of the board of directors of a reasonable number of companies, subject to the advance approval of the Board, which approval shall not be unreasonably withheld, conditioned or delayed; (ii) serve on civic, charitable, educational, religious, public interest or public service boards, subject to the advance approval of the Board, which approval shall not be unreasonably withheld, and (iii) manage the Executive’s personal and family investments, act as a consultant, in each case, to the extent such activities do not materially interfere, as determined by the Board in good faith, with the performance of the Executive’s duties and responsibilities hereunder.

2.	Term. The employment of the Executive under this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the provisions of this Agreement (the “Employment Period”).

3.	Place of Employment. The Executive’s services shall be performed on a remote basis from the Executive’s residence in Canada or such other location(s) as the Executive and the Company may mutually agree in writing from time to time.

4.	Base Salary. The Executive shall receive an annual base salary of $240,000 USD (the “Base Salary”), payable in Canadian dollars in equal semi-monthly installments on the 15th and last day of each month, converted at the payroll provider’s prevailing exchange rate at the time of payment. The Base Salary shall be paid in accordance with the Company’s regular payroll practices. The Base Salary may only be increased but not decreased without the written consent of the Executive.

(a) Annual Bonus. The Executive shall be eligible to receive an annual bonus the (“Annual Bonus”) of up to 100% percent of the Base Salary, to be paid in cash, by the Company, denominated in U.S. dollars but converted and paid in Canadian dollars at the payroll provider’s prevailing exchange rate on the date of payment, as reasonably determined by the Compensation Committee and/or the Board of Directors of the Parent (the “Compensation Committee”). The Annual Bonus shall be paid by the Company to the Executive promptly after determination that the relevant targets, if any, have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results and shall be paid promptly following the Company’s announcement of earnings. In no event shall the Annual Bonus be paid later than sixty (60) days following the end of the fiscal year of the Company in which the Annual Bonus is earned, subject to cash availability. In the event that the Compensation Committee is unable to act or if there shall be no such Compensation Committee, then all references herein to the Compensation Committee (except in the proviso to this sentence) shall be deemed to be references to the Board. Upon his termination from employment, the Executive shall be entitled to receive a pro-rata portion of the Annual Bonus calculated based on the number of days actually employed during such year through the Date of Termination, regardless of whether he is employed by the Company through the conclusion of the fiscal quarter or year, as the case may be, on which the Annual Bonus is based. The Executive and the Compensation Committee will work to define a set of goals and objectives for the term of the Agreement as a basis for determining a bonus award(s). Such goals will be quantitative as well as qualitative in nature.

(b) Equity Awards. Executive shall receive an initial award (the “Initial Award”) and be eligible for such grants of awards under the Parent’s 2024 Omnibus Equity Incentive Plan (or any successor or replacement plan adopted by the Board and approved by the stockholders of the Company) (the “Plan”) as the Compensation Committee or Board may from time to time determine (the “Share Awards”). The Initial Award shall be as set forth on Exhibit A annexed hereto vesting as set forth (the “Executive Vesting Schedule”). Share Awards shall be subject to the applicable Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award, Board resolution, or certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan.

5.	Severance Compensation.

(a) Upon termination of employment for any reason, the Executive shall be entitled to: (A) all Base Salary earned through the date of termination to be paid according to Section 4; (B) any Annual Bonuses, pro-rated, to be paid in accordance with Section 4(a) above.; (c) all accrued but unused vacation time, and (d) reimbursement of all reasonable expenses as set forth in Section 7.

(b) Upon termination of employment by the Company for any reason other than for cause (“Cause”) as defined in Section 10(c), or upon termination of employment by Executive for good reason (“Good Reason”) as defined in Section 10(d)(1), Executive shall be entitled to receipt of all vested and unvested shares contemplated in the Executive Award in accord with the Executive Vesting Schedule as if no termination occurred.

(c) In the event of a termination by the Company without Cause, by the Executive for Good Reason or by the Executive within one hundred eighty days (180) days of the occurrence of a Change of Control (as defined below) and subject to the additional provisions of Section 10(d)(3), then in addition to the severance compensation set forth in Section 5(a) and 5(b), Executive shall also be entitled to the following enhanced separation benefits (“Enhanced Separation Benefits”): (i) the greater of Executive’s continued Base Salary through the balance of the Employment Period, as renewed, or twelve (12) months of Executive’s then Base Salary; (ii) continued participation in Company welfare benefit plans (including health benefits) on the same terms as immediately prior to termination, and to be paid in full by the Company for the period of time set forth in this Section 5(c) (not to be less than twelve (12) months of continuation of benefits), subject to the requirements of the Employment Standards Act, 2000 (Ontario)), and (iii) immediate vesting of all stock options/equity awards. For greater certainty, the Executive’s voluntary resignation within one hundred eighty (180) days following a Change of Control shall, by itself, constitute a qualifying termination for purposes of Section 5(c), without the need to establish Good Reason. Notwithstanding anything to the contrary in the Plan or any award agreement, in the event of a conflict between the terms of this Agreement and the Plan or any related award agreement, the terms of this Agreement shall govern and control with respect to the Executive’s rights to vesting, acceleration, and payment of equity awards.

(d) Upon termination of Executive’s continued benefits (either pursuant to Section 5(a), 5(b) or 5(c) as the case may be), the Executive shall be entitled to continuation of coverage under the Company’s group benefit plans, to the extent required by and in accordance with the Employment Standards Act, 2000 (Ontario), and any applicable policies of the Company. Such continuation of coverage shall be provided on the same terms as immediately prior to termination, at the Company’s expense, and shall not extend beyond the period during which the Company is required by statute or by this Agreement to provide such benefits.

6.	Clawback Rights. The Annual Bonus, and any and all stock based compensation (such as options and equity awards) (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that the Executive is employed by the Company and upon the termination of the Executive’s employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any metrics were determined to be achieved which were the basis of the granting and calculation of such Clawback Benefits to the Executive, the Executive agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information. All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be immediately surrendered to the Company and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the Compensation Committee following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. The calculation of the revised Clawback Benefits amount shall be determined by the Compensation Committee in good faith and in accordance with applicable law, rules and regulations. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and the Executive. The Clawback Rights shall terminate following a Change of Control as defined in Section 10(f), subject to applicable law, rules and regulations. For purposes of this Section 6, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared (“Restatements”). The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and require recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd-Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd-Frank Act and such rules and regulations as hereafter may be adopted and in effect.

7.	Expenses. The Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such expenses in accordance with Company policies and procedures. Reimbursement of such expenses shall be paid out even after the Executive’s termination for any reason, so long as the expenses were incurred during the Executive’s employment with the Company.

8.	Other Benefits. During the term of this Agreement, the Executive shall be eligible to participate in incentive, stock purchase, savings, registered retirement savings plan (RRSP) matching (if offered), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees and/or its senior executive officers.

9.	Vacation. During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, fifteen (15) paid vacation days per year. Vacation shall be taken at such times as are mutually convenient to the Executive and the Company, and no more than fifteen (15) consecutive days shall be taken at any one time without Company approval in advance. The Executive shall be entitled to six (6) paid personal leave days per calendar year, in accordance with the requirements of the Ontario Employment Standards Act, 2000 (“ESA”), to be taken in compliance with the Company’s policies and procedures.

10.	Termination of Employment.

(a) Death. If the Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company’s obligations to the Executive’s estate and to the Executive’s Qualified Beneficiaries shall be those set forth in Section 5(a) and 5(d) regarding severance compensation.

(b) Disability. In the event that, during the term of this Agreement the Executive shall be prevented from performing his essential functions hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and the Executive’s employment with the Company shall automatically terminate. The Company’s obligation to the Executive under such circumstances shall be those set forth in Section 5(a) and 5(d) regarding severance compensation. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his essential functions hereunder for an aggregate of ninety (90) days or longer during any twelve (12) consecutive months. The determination of the Executive’s Disability shall be made by an independent physician who is reasonably acceptable to the Company and the Executive (or his representative), be final and binding on the parties hereto and be made taking into account such competent medical evidence as shall be presented to such independent physician by the Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

(c) Cause.

(1) At any time during the Employment Period, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially his material duties and responsibilities for the Company (other than any such failure resulting from the Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days following his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony (or Canadian indictable offence) arising out of or in connection with the Executive’s service to the Company and involving fraud, dishonesty, or conduct materially injurious to the Company; or (c) fraud, dishonesty or gross misconduct, in each case only where such conduct is material and demonstrably injurious to the Company. Termination under clauses (b) or (c) of this Section 10(c)(1) shall not be subject to cure.

(2) For purposes of this Section 10(c), no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company. Between the time the Executive receives written demand regarding substantial performance, as set forth in subparagraph (1) above, and prior to an actual termination for Cause, the Executive will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event. Under no circumstances shall Executive be terminated under Section 10(c)(1)(a) before the expiration of the 30 day cure period. After such hearing, termination for Cause must be approved by a majority vote of the full Board (other than the Executive). For terminations pursuant to Sections 10(c)(1)(b) and (c), the Board may suspend the Executive with full pay and benefits until a final determination by the full Board has been made.

(3) Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive pursuant to Section 5(a). The Company shall deduct, from all payments made hereunder, all applicable taxes, including Canadian income tax, CPP, EI, and other applicable withholdings and other appropriate deductions.

(d) For Good Reason or a Change of Control or Without Cause.

(1) At any time during the term of this Agreement and subject to the conditions set forth in Section 10(d)(2) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason” or on account of a “Change of Control” (as defined in Section 10(f)). For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent:

(A) the assignment to the Executive of duties that are significantly different from, and/or that result in a substantial diminution of, the duties that he assumed on the Effective Date (including reporting to anyone other than solely and directly to the Board); (B) the assignment to the Executive of a title that is different from and subordinate to the Chief Executive Officer of the Company, provided, however, for the absence of doubt following a Change of Control, should the Executive be required to serve in a diminished capacity in a division or unit of another entity (including the acquiring entity), such event shall constitute Good Reason regardless of the title of the Executive in such acquiring company, division or unit; (C) material breach by the Company of this Agreement, or (D) a required relocation of the Executive’s place of employment (as defined in Section 3) by more than a 50 mile radius.

(2) The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company within ninety (90) days of the date upon which the facts giving rise to Good Reason occurred of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice. In the event the Executive elects to terminate this Agreement for Good Reason in accordance with Section 10(d)(1), such election must be made within the eighty (180) days following the initial existence of one or more of the conditions constituting Good Reason as provided in Section 10(d)(1). In the event the Executive elects to terminate this Agreement for a Change in Control in accordance with Section 10(d)(1), such election must be made within one hundred eighty (180) days of the occurrence of the Change of Control.

(3) In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason or within one hundred eighty (180) days of the occurrence of a Change of Control, or the Company terminates this Agreement and the Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors) the Enhanced Separation Benefits set forth in Sections 5(c) and 5(d); provided, that the Executive executes an agreement releasing the Company, and its affiliates from any liability associated with this Agreement (excepting any payment obligations) and such release is irrevocable at the time the separation payment is first payable under this Section 10 and the Executive complies with his other obligations under Sections 11 and 12 of this Agreement. Subject to the terms hereof, the full amount of the Enhanced Separation Benefits shall be paid in a single lump sum within thirty (30) days following the Executive’s termination of employment (or, if the release execution period begins in one taxable year and ends in another taxable year, within thirty (30) days after the beginning of the taxable year immediately following termination). The Company shall deduct, from all payments made hereunder, all applicable taxes, including Canadian income tax, CPP, EI, and other applicable withholdings and other appropriate deductions.

(4) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 10(d) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 10(d) be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the termination date. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against the Executive for any reason.

(e) Without “Good Reason” by the Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Good Reason and other than for a Change of Control by providing prior written notice of at least thirty (30) days to the Company. Upon termination by the Executive of this Agreement or the Executive’s employment with the Company without Good Reason and other than for a Change of Control, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligations set forth in Sections 5(a). The Company shall deduct, from all payments made hereunder, all applicable taxes, including Canadian income tax, CPP, EI, and other applicable withholdings, and other appropriate deductions. For greater certainty, the Executive’s resignation without Good Reason shall not affect the Executive’s rights with respect to any equity awards that are vested as of the date of termination, which shall continue to be exercisable on the same terms and conditions that applied immediately prior to termination.

(f) Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock; provided, however, that bona fide equity financings for cash with institutional or strategic investors shall not constitute a Change of Control unless such investors, together with their affiliates, acquire a majority of the outstanding voting power of the Company; (ii) a sale of all or substantially all of the assets of the Company or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Company, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the twelve (12) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board.

(g) Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, provided, however, failure to provide timely notification shall not affect the employment status of the Executive.

11.	Confidential Information.

(a) Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 11 shall survive the termination of the Executive’s employment hereunder and shall be enforceable under the laws of Ontario and, to the extent applicable, under U.S. law.

(b) The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer in providing services to the Company or its subsidiaries.

(c) In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

12.	Section 409A.

The provisions of this Agreement are intended to comply with or are exempt from Section 409A of the Code (“Section 409A”) and the related Treasury Regulations and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions necessary, appropriate or desirable to avoid imposition of any additional tax under Section 409A or income recognition prior to actual payment to the Executive under this Agreement. For greater certainty, the parties acknowledge that the Executive is resident in Canada for tax purposes, and that Canadian tax laws (including the Income Tax Act (Canada)) shall govern to the extent applicable with respect to compensation and benefits provided hereunder; nothing in this Section 12 shall be construed to expand the Executive’s obligations under Section 409A beyond what is applicable to the Company as a U.S. issuer.

It is intended that any expense reimbursement made under this Agreement shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made under this Agreement shall be determined to be “deferred compensation” subject to Section 409A (“Deferred Compensation”), then (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (provided that this clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect) and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

With respect to the time of payments of any amount under this Agreement that is Deferred Compensation, references in the Agreement to “termination of employment” and substantially similar phrases, including a termination of employment due to the Executive’s Disability, shall mean “Separation from Service” from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in Treasury Regulation Section 1.409A-1(h)(1)). Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A- 2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination, then only that portion of the severance and benefits payable to the Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered Deferred Compensation (together, the “Deferred Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following the Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Separation Benefits in excess of the Section 409A Limit otherwise due to the Executive on or within the six (6) month period following the Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of the Executive’s termination of employment. All subsequent Deferred Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following termination but prior to the six (6) month anniversary of the Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” shall mean a sum equal to (x) the amounts payable within the terms of the “short-term deferral” rule under Treasury Regulation Section 1.409A-1(b)(4) plus (y) the amount payable as “separation pay due to involuntary separation from service” under Treasury Regulation Section 1.409A-1(b)(9)(iii) equal to the lesser of two (2) times: (i) the Executive’s annualized compensation from the Company based upon his annual rate of pay during the Executive’s taxable year preceding his taxable year when his employment terminated, as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated.

13.	Miscellaneous.

(a) Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(b) During the term of this Agreement, the Company (i) shall indemnify and hold harmless the Executive and his heirs and representatives to the maximum extent provided by the laws of Ontario, Canada (for C2 Live Inc.) and New York, U.S.A. (for the Parent), and by the Company’s bylaws and (ii) shall cover the Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. For clarity, nothing in this Agreement supersedes, modifies, or otherwise limits (i) the Executive’s rights under any prior equity award agreements or share grant documents, including without limitation the Option Award Agreement dated July 1, 2025, October 1, 2024 and the Founder Grant dated April 17, 2024, each of which shall remain in full force and effect in accordance with their terms, or (ii) the Employee’s minimum statutory entitlements under the Employment Standards Act, 2000 (Ontario), or other applicable Canadian employment legislation, or the rights conferred under the Employment Agreement between the Employee and C2 Live Inc. dated June 27, 2025, to the extent such terms confer rights or benefits not inconsistent with this Agreement. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time. For greater certainty, this Section 13(c) expressly includes and incorporates Exhibit A, and in the event of any conflict between this Agreement (including Exhibit A) and the Plan or any related award agreement, this Agreement (including Exhibit A) shall govern with respect to the Executive’s rights to vesting, exercisability, and payment of equity awards.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g., Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the Province of Ontario, Canada (with respect to C2 Live Inc.) and the State of New York, U.S.A. (with respect to the Parent), together with applicable federal laws of Canada and the United States, and each of the parties hereto irrevocably consents to the jurisdiction and venue of the courts of the Province of Ontario (judicial district of Toronto) and the federal and state courts located in the State of New York for any disputes arising out of this Agreement, or the Executive’s employment with the Company. The prevailing party in any dispute arising out of this Agreement shall be entitled to his or its reasonable attorney’s fees and costs.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(i) The Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which the Executive is a party.

(j) The Company represents and warrants to the Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

C2 CAPITAL GROUP, INC.

By:	/s/ Jonathan Honig
Name:	Jonathan Honig
Title:	President

EMPLOYEE:

/s/ Lamont Wilcott
Name:	Lamont Wilcott
Title:	Chief Executive Officer

EXHIBIT A

INITIAL EQUITY AWARD

1. The Executive acknowledges and the Company confirms that the Executive has been granted ten-year options to acquire 100,000 shares of Common Stock of C2 Capital Group, Inc., the Company’s parent corporation, at an exercise price of $2.00 per share, pursuant to the 2024 Omnibus Equity Incentive Plan and a separate Option Award Agreement dated July 1, 2025 (the “Option Award Agreement”). Notwithstanding anything in this Agreement to the contrary, the Option Award Agreement and the governing plan documents shall remain in full force and effect and are not superseded by this Agreement. For purposes of vesting and exercisability under the Option Award Agreement, the Executive’s service with the Company shall be deemed continuous from April 17, 2024 through the present.

2. The Executive acknowledges and the Company confirms that the Executive has been granted ten-year options to acquire 225,000 shares of Common Stock of C2 Capital Group, Inc., the Company’s parent corporation, at an exercise price of $2.00 per share, pursuant to the 2024 Omnibus Equity Incentive Plan and a separate Option Award Agreement dated October 1, 2024 (the “Option Award Agreement”). Notwithstanding anything in this Agreement to the contrary, the Option Award Agreement and the governing plan documents shall remain in full force and effect and are not superseded by this Agreement. For purposes of vesting and exercisability under the Option Award Agreement, the Executive’s service with the Company shall be deemed continuous from April 17, 2024 through the present.

3. The Executive acknowledges and the Company confirms that the Executive was previously granted a total of 300,000 shares of restricted stock of C2 Capital Group, Inc., the parent corporation, pursuant to the Executive’s prior consulting arrangement, consisting of 250,000 time-vested shares and 50,000 performance-vested shares (the “Founder Grant”). Notwithstanding anything in this Agreement to the contrary, the Founder Grant and its governing grant documents shall remain in full force and effect and are not superseded by this Agreement. For purposes of vesting and eligibility under the Founder Grant, the Executive’s service shall be deemed continuous with the Company from April 17, 2024, the original date of grant, through the term of this Agreement. For greater certainty, the Founder Grant shall continue to vest and be exercisable in accordance with its terms, and nothing in this Agreement shall be construed to supersede, diminish, or otherwise limit the Executive’s rights thereunder.

4. Notwithstanding anything to the contrary in the Plan or any award agreement, in the event of a conflict between the terms of this Agreement (including this Exhibit A) and the Plan or any related award agreement, the terms of this Agreement shall govern and control with respect to the Executive’s rights to vesting, acceleration, and payment of equity awards.

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